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                                                                    Exhibit 23.7

To the Board of Directors and Shareholders of Security Capital European Realty
Luxembourg

We have audited the consolidated statement of net assets of Security Capital European Realty (the "Company") as at 31 December 1999 and 2000, and the related consolidated statement of operations, the statement of changes in consolidated net assets, the statement of changes in shares outstanding, the statement of investments and the notes to the consolidated financial statements for each of the years in the two year period ended 31 December 2000. These consolidated financial statements are the responsibility of the Board of Directors of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing and auditing standards generally accepted in the United States of America.
Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors, as well as evaluating the overall consolidated financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above give, in conformity with Luxembourg legal and regulatory requirements, a true and fair view of the financial position of Security Capital European Realty at 31 December 1999 and 2000 and the results of its operations and changes in net assets for each of the years in the two year period ended 31 December 2000.

Accounting practices required by the Luxembourg legal and regulatory framework vary in certain important respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of the consolidated results of its operations expressed in United States dollars for each of the years in the two year period ended December 31, 2000 and the determination of shareholders' equity and consolidated financial position also expressed in United States dollars at December 31, 1999 and 2000 to the extent summarized in Note 19 to the consolidated financial statements.

Supplementary information included in the annual financial report has been reviewed in the context of our mandate but has not been subject to specific audit procedures carried out in accordance with the standards described above. Consequently, we express no opinion on such information. We have no observation to make concerning such information in the context of the financial statements taken as a whole.


PricewaterhouseCoopers S.a.r.l.             Luxembourg, 14 March 2001
Reviseur d'entreprises
Represented by



Pascal Rakovsky
Amaury Evrard